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                                                              EXHIBIT 10.21(F)

                              SIXTH AMENDMENT TO
                               HFS INCORPORATED
                  AMENDED AND RESTATED 1993 STOCK OPTION PLAN

                             AMENDED AND RESTATED
                              AS OF JUNE 14, 1994

    FURTHER AMENDED AS OF MAY 5, 1995, JANUARY 22, 1996, MAY 20, 1996, JULY
                       24, 1996 AND SEPTEMBER 24, 1996

The HFS Incorporated Amended and Restated 1993 Stock Option Plan (the "Restated Plan") is hereby further amended as follows:

         1. The proviso to subsection 3(b)(iv) of the Restated Plan is hereby deleted.

         2. The last sentence of the introductory paragraph of Section 7 (as added pursuant to First Amendment to the Restated Plan) is hereby deleted.

         3. Section 7(a) of the Restated Plan is hereby amended and restated in its entirety to read as follows:

                   "General. Non-Employee Directors shall receive Nonqualified Stock Options under the Plan. The exercise price per share of Stock purchasable under Options granted to Non-Employee Directors shall be the Fair Market Value of a Share on the date of grant. An Option granted to a Non-Employee Director shall become FULLY vested and exercisable upon a Change-of-Control Transaction as defined in
         Section 2(f) hereof. The Board or the Committee shall have the authority, in its sole discretion, to accelerate the exercisability of any Option or portion thereof granted to a Non-Employee Director.

         4. Ratification. Except as expressly set forth in this Sixth Amendment to the Restated Plan, the Restated Plan is hereby ratified and confirmed without modification.

         5. Effective Date. The effective date of this Sixth Amendment to the Restated Plan shall be September 24, 1996.